Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diebold Nixdorf, Incorporated:

We consent to the incorporation by reference in the registration statement (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-31993, 333-32187, 333-60578, 333-162036, 333-162037, 333-162049, 333-190626, 333-193713, 333-199738, 333-217476, 333-223125, 333-224618, and 333‑231133) on Form S-8 and (Nos. 333-213780 and 333-208186) on Form S-4 of Diebold Nixdorf, Incorporated and subsidiaries of our reports dated February 26, 2020, with respect to the consolidated balance sheets of Diebold Nixdorf, Incorporated as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appears in the December 31, 2019 annual report on Form 10‑K of Diebold Nixdorf, Incorporated.
Our report on the consolidated financial statements refers to a change to the accounting for revenue recognition due to the adoption of ASU 2014-09, Revenue from Contracts with Customers, and a change to the accounting for leases due to the adoption of ASU 2016-02, Leases.

/s/  KPMG LLP

Cleveland, Ohio
February 26, 2020